Exhibit 10.5

September 23, 2003

Mr. Tim Kilpin

[Personal Address Omitted]

Dear Tim:

We are pleased to confirm our offer of employment beginning October 1, 2003 for the position of Senior Vice President Marketing and to outline the various benefits that are available to you as a member of Mattel’s executive team.

COMPENSATION

Salary

Your annual base salary will be $500,000 payable on a biweekly basis. You will be eligible for merit increase consideration annually.

Signing Bonus

You will receive a signing bonus in the amount of $200,000, less applicable federal and state taxes, to be paid no later than 30 days following your date of hire. If you choose to voluntarily terminate your employment within eighteen (18) months from your date of hire, you will be required to repay this amount in full.

Mattel Incentive Plan

You will be eligible to participate in the 2003 Mattel Incentive Plan (MIP). The MIP is a performance based annual bonus plan, driven by the financial results of the company and your individual performance. Your target MIP award is 45% of your year-end base salary; however, the amount of your actual award may be more or less than your target, depending on the financial performance of the Company and the impact of your individual contributions. The Company must achieve a minimum financial performance goal before an award pool is generated. For 2003, your award will be pro-rated based on your hire date. Awards are paid during the first quarter of the following year.

Long-Term Incentive Plan

You will be recommended to the Board of Directors’ Compensation/Options Committee for participation in the Long-Term Incentive Plan 2003 – 2006 cycle with a target incentive opportunity of $500,000 and a maximum incentive opportunity of $1,000,000. This plan is designed to reward executives for creating sustained profitable business growth as measured by a specific financial objective.

Tim Kilpin

Stock Options

You will receive an initial stock option grant in the amount of 30,000 shares, subject to approval by Mattel’s Board of Directors’ Compensation/Options Committee. Your new hire stock option will be submitted at the next available Compensation/Options Committee meeting. The exercise price will equal the closing price of Mattel, Inc. common stock on the last trading day of the month in which the Committee approves it. If you remain employed by Mattel, Inc., the stock options will generally vest in semi-annual installments over the three-year period following the date of grant: 10% after the first six months, 10% after the second six months, and 20% after each six months thereafter.

Car Allowance

You will be eligible to receive a monthly auto allowance in the amount of $1,250 for all your automobile expenses.

Deferred Compensation

As an executive, you will be eligible to participate in the Company’s Deferred Compensation Plan. Under this plan, you may elect to defer a portion of your salary or bonus, with various investment and payment options available.

BENEFITS

The following is a brief outline of benefits in which you will be eligible to participate in as of your date of hire.

You and your qualified dependents, if applicable, will be eligible for the following coverages:

• Medical	• Life Insurance – 2 x base salary

• Dental	• Accidental Death & Dismemberment – 2 x base salary

• Vision	• Business Travel Coverage – $1,000,000

• Prescription	• Short & Long-Term Disability

Tim Kilpin

You will be enrolled in the Mattel Personal Investment Plan (PIP), which is a 401(k) savings/retirement plan. The plan offers both Company Automatic and Matching contribution provisions as outlined below:

•	Company Automatic Contributions

The Company will make automatic contributions to your account ranging from 3% to 8% of your salary, based on age.

•	Company Matching Provision

The Company will match up to the first 6% of pay you contribute to your PIP account on a dollar-for-dollar basis up to 2% of your annual salary and on a fifty-cents-on-the-dollar basis for up to the next 4% of your salary.

As an executive, you will be eligible for an annual, comprehensive physical examination at the Company’s expense.

SEVERANCE ARRANGEMENT

In the event your employment is involuntarily terminated from Mattel for reasons other than for cause*, you will be provided with severance payments equal to eighteen months of base salary. In the event you have not secured employment (which includes full-time, part-time or temporary employment or work as a consultant or independent contractor) at the end of the eighteen month period, the installment payments will continue for an additional period, up to the date you secure employment, but not later than six months. Receipt of the severance payments is contingent upon your signing and not revoking a Separation Agreement and General Release at the time of your termination in substantially the same format as Attachment “A” incorporated herein, which separation agreement will in any event, include a general release and a promise not to engage in certain employment for a period of 12 months.

Of course, this offer is contingent upon satisfactory verification of all information as to previous employers and academic institutions attended, eligibility to work in the United States and the signing of an employee Confidential Information and Inventions Agreement.

Specific compensation and benefits details and plan limitations are provided in Summary Plan Descriptions or Plan Documents and are subject to periodic modification and revision.

You understand that this letter does not imply employment for a specific term and thus your employment is at will; either you or the Company can terminate it at any time, with or without cause. . This statement is the entirety of your agreement with the Company on the subject of the duration of your employment. This letter acknowledges there are no oral or written side agreements or representations concerning the term or conditions of employment. Additional details of your employment relationship are contained in our Employment Application.

*	For purposes of this offer letter, “cause” shall include: (i) refusing to follow the Company’s lawful directions or materially failing to perform the services required (other than by reason of physical or mental illness, injury, or condition); (ii) materially failing to comply with any Company policies; or (iii) engaging in conduct that is or may be unlawful or disreputable, to the possible detriment of the Company or its subsidiaries and affiliates, or your own reputation.

Tim Kilpin

Tim, we are sincerely pleased to extend this offer of employment to you. Also, note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records.

Sincerely,

/s/ Alan Kaye

Alan Kaye

Senior Vice President Human Resources

Agreed and Accepted:

/s/ Tim Kilpin	10/8/03

Tim Kilpin	Date